Exhibit 4.1


Interactive Data
14 Wall Street
New York, New York  10005


February 9, 1996


Van Kampen American Capital Distributors, Inc.
One Parkview Plaza
Oakbrook Terrace, Illinois  60181


     Re: Insured Municipals Income Trust and Investors' Quality
      Tax-Exempt Trust, Multi-Series 267 (A Unit Investment Trust) Registered Under the Securities Act of 1933, File No. 333-00521

Gentlemen:


     We have examined the Registration Statement for the above captioned Fund, copy of which is attached hereto.

     We hereby consent to the reference in the Prospectus and Registration Statement for the above captioned Fund to Interactive Data Services, Inc., as the Evaluator, and to the use of the Obligations prepared by us which are referred to in such Prospectus and Statement.

     You are authorized to file copies of this letter with the Securities and Exchange Commission.

Very truly yours,


James Perry
Vice President